Exhibit 99.1

March 11, 2011

Dear Shareholder:

The Board of Directors of Dividend Capital Total Realty Trust Inc. (“The Company”) has established an estimated value per share of the Company’s common stock as of March 11, 2011 of $8.45. The Company is providing the estimated value per share to assist broker-dealers in complying with applicable rules of the Financial Industry Regulatory Authority (“FINRA”) with respect to customer account statements. In February 2009, FINRA issued a regulatory notice stating that broker-dealers that sell shares of non-traded REITs may no longer use the offering price, or “par value,” of shares on a customer account statement more than 18 months following the conclusion of an offering. In addition, the Company intends to provide the estimated value per share to assist fiduciaries of retirement plans subject to annual reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, in the preparation of their reports. The estimated value per share is effective immediately, and shareholders will see the estimated value per share reflected on their March 2011 account statements.

The estimated value per share may not reflect the amount you would obtain if you were to sell your shares or if the Company liquidated its assets. Further, the estimated value per share was calculated as of a moment in time, and, although the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets, the Company does not undertake to update the estimated value per share on a regular basis. As a result, you should not rely on the estimated value per share as being an accurate measure of the then-current value of the Company’s shares of common stock in making an investment decision. Please see the Company’s Form 8-K filed with the Securities and Exchange Commission on March 11, 2011 for a description of the methodology used to determine the estimated value per share and the limitations of the estimated value per share. The Form 8-K is also available on the Company’s website at www.totalrealtytrust.com.

Pursuant to the terms of the Company’s Third Amended and Restated Distribution Reinvestment Plan (the “DRIP Plan”), effective March 11, 2011, participants in the DRIP Plan may, subject to certain exceptions described in the DRIP Plan, acquire shares of the Company’s common stock at a price per share equal to the estimated value per share of $8.45, until an updated estimated value per share is announced by the Company. A participant in the DRIP Plan may terminate his or her participation at any time. However, a termination notice must be received by the Company prior to the last day of a quarter in order for a participant’s termination to be effective for such quarter (that is, a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the plan for any prior quarter).

Also, pursuant to the terms of the Company’s Sixth Amended and Restated Share Redemption Program (the “Redemption Program”), effective March 11, 2011, any shares of common stock redeemed by the Company will be redeemed, subject to certain restrictions, at a price per share equal to the estimated value per share of $8.45, until an updated estimated value per share is announced by the Company. All requests for redemption must be made in writing and received by the Company at least 15 days prior to the end of the applicable quarter. Shareholders may withdraw their redemption request in whole or in part by submitting a request in writing that is received by the Company at any time up to the later of (a) three business days prior to the end of the applicable quarter, or (b) five business days after the end of the applicable quarter, if the Company discloses a new estimated value per share within the five-business day period prior to the end of the applicable quarter. Shareholders who have submitted timely requests for redemption for the first quarter of 2011 but wish to withdraw such requests must submit a written request for withdrawal that is received by the Company by March 28, 2011.

The change in our estimated value per share from our original offering price was influenced by, among other things, overall economic and real estate market conditions. While the Company focuses primarily on core, stabilized properties with prudent leverage and attractive lease terms, we were not immune from the significant downturn in commercial real estate experienced over the last three years. However, we are very pleased with the Company’s overall performance. As of September 30, 2010, the Company owned 100 properties, totaling 19.3 million square feet in 31 geographic markets, leased to over 400 tenants, with overall portfolio occupancy of 94%. We remain focused on the continued enhancement of the Company’s assets and on maximizing the value of each investment, and we believe we are well-positioned to execute our business plan and investment objectives.

If you have any questions, we encourage you to speak with your financial advisor. We also refer you to the Frequently Asked Questions dated March 11, 2011, which was filed with the Form 8-K on March 11, 2011. Thank you for your confidence and investment with the Company.

Sincerely,

John Blumberg Chairman of the Board	Guy Arnold President